FOR IMMEDIATE RELEASE	Thursday, February 9, 2017

Gannett Reports Improved Fourth Quarter 2016 Results of Operations

McLean, VA - Gannett Co., Inc. (NYSE: GCI) ("Gannett" or "company" or "we") today reported fourth quarter 2016 results of operations. Robert J. Dickey, president and chief executive officer, said "We are pleased to end the year on a high note with both revenues and adjusted EBITDA meaningfully improved from the third quarter and exceeding the company's expectations as a result of accelerating digital revenue trends and excellent operational management. 2016 was an important year for Gannett. We acquired and integrated businesses with annual revenues of approximately $800 million, advanced our efforts to drive the company towards a more digital future, and invested in new and promising technologies for advertisers and consumers in key areas such as VR, mobile and video."

Recent highlights include:

•	Net income of $24.6 million; adjusted EBITDA of $127.0 million, an increase of $0.7 million from the prior year

•	National digital advertising revenue up 19.1% (16.4% excluding acquisitions)

•	Accelerating total digital advertising revenue trends led by mobile (up 43%) and video (up 37%)

•	USA TODAY[4] organic revenue growth of 1.4% (digital growth offsetting print declines)

•	Local U.S. markets reported digital revenue growth of 7.1% (excluding acquisitions)

•	Digital-only subscriptions grew 71.1%; digital-only plus Sunday grew 62.4%, topping 200,000 for the first time

•	Repurchased 3.75 million common shares at an average cost of $8.71 per share

Operating revenues for the fourth quarter were $867.0 million compared to $739.3 million in the prior year fourth quarter, an increase of $127.7 million or 17.3%. The increase in revenue was primarily attributable to acquisitions1and continued momentum in national digital advertising revenues. Revenue increases were partially offset by ongoing declines in print advertising and circulation demand. On a same-store basis2, operating revenues declined 7.7%. Further, adjusting for the year ago reclassification of certain customer credits, operating revenues declined 8.8%.

Net income for the fourth quarter was $24.6 million including $33.4 million of after-tax restructuring, acquisition, severance, asset impairment, facility consolidation and other related costs. Approximately $18.7 million of these charges were non-cash asset impairments and facility consolidation charges. Adjusted EBITDA for the quarter was $127.0 million, an increase of $0.7 million compared to $126.3 million in the prior year. The improvement in adjusted EBITDA was a result of contributions from acquired businesses1, ongoing operating efficiencies, increases in national digital advertising revenues, and the impact of approximately $8.8 million of favorable changes in certain insurance reserves. These gains were partially offset by declines in print advertising and $3.0 million due to unfavorable foreign currency exchange rate changes.

Publishing Segment

Operating revenues in the publishing segment were $790.4 million, an increase of $54.8 million or 7.5% compared to the prior year fourth quarter. Excluding $16.3 million of unfavorable foreign currency exchange rate changes and $6.7 million of selected exited operations, revenues increased $77.8 million, or 10.7%. This increase primarily reflects contributions from acquisitions1, a 1.4% increase in organic USA TODAY4 revenues and improved digital performance in local U.S. markets. These increases were partially offset by a 15.3% reduction in print advertising in the U.S. and a 14.2% reduction in print advertising in the U.K. On a same-store basis2, publishing segment revenues were down 7.4%. Further, adjusting for the prior year reclassification of certain customer credits, revenues declined 8.5%, a modest sequential improvement from the 8.7% decline in the third quarter of 2016.

Digital advertising revenues of $110.8 million were up 14.4% compared to the prior year quarter, due primarily to acquisitions1, improved local performance in the U.S. and strong growth at the USA TODAY4. Excluding acquisitions1 and the impact of a 38.7% reduction in the employment category, digital advertising revenues increased 11.9%. The increase was driven by a 41.5% increase in combined video and mobile display and a 21.1% increase in other sources of digital advertising revenues such as digital marketing services and affiliates.

Adjusted EBITDA for the quarter was $148.5 million compared to $156.7 million in the prior year fourth quarter, a decrease of $8.2 million, including $3.0 million in unfavorable foreign currency exchange rate changes. Pressure from declines in print advertising and circulation revenues in the U.S. and U.K. were only partially offset by contributions from acquired businesses1, ongoing cost reductions and efficiency gains in operating expenses, and increases in national digital advertising revenues.

ReachLocal Segment

Operating revenues for the quarter were $75.2 million and adjusted EBITDA was $0.9 million. Revenues and adjusted EBITDA were reduced by the $2.1 million estimated fair value adjustment to deferred revenue obligations required by U.S. GAAP. Excluding this adjustment, ReachLocal continues to perform in line with our expectations. ReachLocal is planning its entry into several Gannett markets, which should begin during the second quarter. ReachLocal's differentiated service model continues to drive strong customer retention rates, in fact in the fourth quarter ReachLocal experienced a 76% quarter over quarter growth rate in the company's Facebook-focused media solution called ReachSocialTM Ads.

Cash Flow

Net cash flow from operating activities for the quarter was approximately $53.0 million. Capital expenditures were approximately $15.0 million, primarily for capacity maintenance, technology investments and real estate projects. During the quarter, the company paid dividends of $18.1 million and repurchased 3.75 million common shares at an average cost of approximately $8.71 per share.

At the end of the fourth quarter of 2016, the company had a cash balance of $114.3 million and a balance on its revolving line of credit of $400.0 million, or net debt of $285.7 million. The company's revolving line of credit was reduced by $15 million shortly after the end of the fiscal year 2016. The company's underfunded pension liabilities were $739.3 million, compared to $612.4 million as of December 27, 2015, an increase of $126.9 million. This increase is primarily a result of the decrease in discount rate applied to the U.S. and U.K. plan liabilities.

Outlook

The company is currently in the process of finalizing its 2017 budget. Preliminarily, for 2017, the company expects a mid-single digit increase in reported revenues and a slight decrease in adjusted EBITDA margins, however we expect to be able to provide a more detailed outlook for 2017 sometime during the first quarter.

1 Acquired businesses in the last twelve months include Journal Media Group, Inc. ("JMG"), and North Jersey Media Group ("NJMG"), (both part of the Publishing segment) and ReachLocal, Inc. ("ReachLocal")
2 Same store revenues exclude the impact of acquisitions, foreign currency exchange rate changes, and selected exited operations
3 Estimated fair value adjustment to deferred revenue related to the acquisition of ReachLocal as required by U.S. GAAP
4 USA TODAY publication and its digital affiliates

* * * *

Conference Call Information

The company will hold a conference call at 10:00 a.m. ET today to discuss these results. The call can be accessed via a live webcast through the company's investor site, http://investors.gannett.com/, or listen-only conference lines. U.S. callers should dial 855-462-1958 and international callers should dial 503-343-6635 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 51933520.

Forward Looking Statements

This press release contains certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. Forward-looking statements include all statements that are not historical facts. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control.
The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things:

•	macroeconomic trends and conditions;

•	an accelerated decline in general print readership and/or advertiser patterns as a result of competitive alternative media or other factors;

•	an inability to adapt to technological changes or grow our digital businesses;

•
risks associated with the operation of an increasingly digital business, such as rapid technological changes, frequent new product introductions, declines in web traffic levels, technical failures and proliferation of ad blocking technologies;

•	competitive pressures in the markets in which we operate;

•	an increase in newsprint costs over the levels anticipated;

•	potential disruption or interruption of our IT systems due to accidents, extraordinary weather events, civil unrest, political events, terrorism or cyber security attacks;

•	variability in the exchange rate relative to the U.S. dollar of currencies in foreign jurisdictions in which we operate;

•
risks and uncertainties related to strategic acquisitions or investments, including distraction of management attention, incurrence of additional debt, integration challenges, and failure to realize expected benefits or synergies or to operate businesses effectively following acquisitions;

•
risks and uncertainties associated with our ReachLocal segment, including its significant reliance on Google for media purchases, its international operations and its ability to develop and gain market acceptance for new products or services;

•	our ability to protect our intellectual property or defend successfully against infringement claims;

•	our ability to attract and retain employees;

•	labor relations, including, but not limited to, labor disputes which may cause business interruptions, revenue declines or increased labor costs;

•	risks associated with our underfunded pension plans;

•
adverse outcomes in litigation or proceedings with governmental authorities or administrative agencies, or changes in the regulatory environment, any of which could encumber or impede our efforts to improve operating results or the value of assets;

•	our inability to engage in certain corporate transactions following the separation;

•
volatility in financial and credit markets which could affect the value of retirement plan assets and our ability to raise funds through debt or equity issuances and otherwise affect our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; and

•	other uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

A further description of these and other important risks, trends, uncertainties and other factors is provided in the company’s filings with the U.S. Securities and Exchange Commission, including the company’s annual report on Form 10-K for fiscal year 2015 and subsequent quarterly reports on Form 10-Q. Any forward-looking statements should be evaluated in light of these important risk factors. The company is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This press release also contains a discussion of certain non-GAAP financial measures that the company presents to allow investors and analysts to measure, analyze and compare its financial condition and results of operations in a meaningful and consistent manner. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the tables accompanying this press release.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is a next-generation media company committed to strengthening communities across our network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of more than 100 million people monthly. With more than 120 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

For investor inquiries, contact:	For media inquiries, contact:
Michael P. Dickerson	Amber Allman
Vice President, Investor Relations and Real Estate	Vice President, Corporate Events & Communications
703-854-6185	703-854-5358
mdickerson@gannett.com	aallman@gannett.com

# # #

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1

	Three months ended		Twelve months ended
	Dec. 25, 2016	Dec. 27, 2015	Dec. 25, 2016	Dec. 27, 2015

Operating revenues:
Advertising	$513,687	$419,543	$1,703,795	$1,611,445
Circulation	297,804	257,729	1,133,676	1,060,118
Other	55,503	62,072	210,003	213,449
Total operating revenues	866,994	739,344	3,047,474	2,885,012

Operating expenses:
Cost of sales and operating expenses	546,302	471,996	1,969,853	1,866,729
Selling, general and administrative expenses	218,381	178,774	807,398	707,022
Depreciation	34,203	22,239	118,092	95,916
Amortization	6,911	1,533	14,872	11,636
Facility consolidation and asset impairment charges	25,011	26,289	58,171	34,278
Total operating expenses	830,808	700,831	2,968,386	2,715,581
Operating income	36,186	38,513	79,088	169,431

Non-operating income (expense):
Equity income in unconsolidated investees, net	675	570	1,519	11,981
Interest expense	(4,282)	(2,802)	(12,791)	(4,562)
Other non-operating items	1,576	(2,657)	(1,388)	17,125
Total non-operating income (expense)	(2,031)	(4,889)	(12,660)	24,544

Income before income taxes	34,155	33,624	66,428	193,975
Provision for income taxes	9,561	13,273	13,718	47,884
Net income	$24,594	$20,351	$52,710	$146,091

Earnings per share - basic	$0.21	$0.18	$0.45	$1.27
Earnings per share - diluted	$0.21	$0.17	$0.44	$1.25

Weighted average number of common shares outstanding:
Basic	114,688	115,555	116,018	115,165
Diluted	117,053	118,694	118,625	116,695

SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 2

	Three months ended		Twelve months ended
	Dec. 25, 2016	Dec. 27, 2015	Dec. 25, 2016	Dec. 27, 2015

Operating revenues:
Publishing	$790,474	$735,588	$2,933,095	$2,881,218
ReachLocal	75,167	—	110,144	—
Corporate and Other	1,353	3,756	4,235	3,794
Total	$866,994	$739,344	$3,047,474	$2,885,012

Adjusted EBITDA:
Publishing	$148,540	$156,660	$449,769	$468,999
ReachLocal	892	—	(5,852)	—
Corporate and Other	(22,417)	(30,313)	(94,304)	(77,484)
Total	$127,015	$126,347	$349,613	$391,515

Depreciation and amortization:
Publishing	$28,583	$22,032	$105,102	$103,184
ReachLocal	8,312	—	12,236	—
Corporate and Other	4,219	1,740	15,626	4,368
Total	$41,114	$23,772	$132,964	$107,552

Capital expenditures:
Publishing	$9,234	$19,169	$34,324	$43,650
ReachLocal	2,927	—	4,123	—
Corporate and Other	2,886	3,865	21,601	10,329
Total	$15,047	$23,034	$60,048	$53,979

REVENUE DETAIL Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 3

	Three months ended
	Dec. 25, 2016	Dec. 27, 2015	% Change

Reported revenue	$866,994	$739,344	17.3%
Acquired revenue	(207,271)	—
Currency impact	16,334	—
Exited operations	—	(6,657)
Same store revenue	$676,057	$732,687	(7.7%)

Reported advertising revenue	$513,687	$419,543	22.4%
Acquired revenue	(147,752)	—
Currency impact	10,465	—
Same store advertising revenue	$376,400	$419,543	(10.3%)

Reported circulation revenue	$297,804	$257,729	15.5%
Acquired revenue	(43,616)	—
Currency impact	4,309	—
Same store circulation revenue	$258,497	$257,729	0.3%

Table No. 4

	Three months ended
	Dec. 25, 2016	Dec. 27, 2015	% Change

Publishing revenue detail
Print advertising	$334,414	$322,682	3.6%
Digital advertising	110,832	96,861	14.4%
Total advertising	445,246	419,543	6.1%
Circulation	297,804	257,729	15.5%
Other	47,424	58,316	(18.7%)
Total Publishing revenue	$790,474	$735,588	7.5%

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the related GAAP measures, and should be read together with financial information presented on a GAAP basis.

Adjusted EBITDA is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company defines adjusted EBITDA, which may not be comparable to a similarly titled measure reported by other companies, as net income before (1) income taxes, (2) interest expense, (3) equity income, (4) other non-operating items, (5) severance related charges (including early retirement programs), (6) acquisition related expenses (gains) (7) facility consolidation and asset impairment charges, (8) other items (including certain litigation expenses and multi-employer pension withdrawals) (9) depreciation and (10) amortization. The most directly comparable GAAP financial measure is net income.

Adjusted diluted earnings per share ("EPS") is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company defines adjusted EPS, which may not be comparable to a similarly titled measure reported by other companies, as EPS before tax-effected (1) severance related charges (including early retirement programs), (2) facility consolidation and asset impairment charges (3) acquisition related expenses (gains) and (4) other items (including certain litigation expenses and multi-employer pension withdrawals). The tax impact on these non-GAAP tax deductible adjustments is based on the estimated statutory tax rate for the United Kingdom of 20% and the United States of 38.7%. In addition, tax is adjusted for the impact of nondeductible acquisition costs. The most directly comparable GAAP financial measure is diluted EPS.

Adjusted net income is a non-GAAP financial performance measure that the company uses for the purpose of calculating adjusted EPS. Adjusted net income is defined as net income before the adjustments we apply in calculating adjusted EPS, as described above. We believe that presenting adjusted net income is useful to enable investors to understand how we calculate adjusted EPS, which provides a useful view of the overall operation of the company's business. The most directly comparable GAAP financial measure is net income.

Free cash flow is a non-GAAP liquidity measure that adjusts our reported GAAP results for items that we believe are critical to the ongoing success of our business. The company defines free cash flow, which may not be comparable to a similarly titled measure reported by other companies, as net cash flow from (used for) operating activities as reported on the statement of cash flows less capital expenditures, which results in a figure representing free cash flow available for use in operations, additional investments and returns to shareholders. The most directly comparable GAAP financial measure is net cash from operating activities.

The company uses non-GAAP financial measures for purposes of evaluating its performance and liquidity. Therefore, the company believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view our businesses through the eyes of our management and Board of Directors, facilitating comparison of results across historical periods, and providing a focus on the underlying ongoing operating performance of our business. Many of our peer group companies present similar non-GAAP measures to better facilitate industry comparisons.

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5

	Three months ended Dec. 25, 2016
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (GAAP basis)				$24,594
Provision for income taxes				9,561
Equity income in unconsolidated investees, net				(675)
Interest expense				4,282
Other non-operating items				(1,576)
Operating income (loss) (GAAP basis)	$74,714	$(7,498)	$(31,030)	$36,186
Severance related charges	16,531	78	86	16,695
Acquisition related items	641	—	2,987	3,628
Facility consolidation and asset impairment charges	25,011	—	—	25,011
Other items	3,060	—	1,321	4,381
Depreciation	27,283	2,701	4,219	34,203
Amortization	1,300	5,611	—	6,911
Adjusted EBITDA (non-GAAP basis)	$148,540	$892	$(22,417)	$127,015

	Three months ended Dec. 27, 2015
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (GAAP basis)				$20,351
Provision for income taxes				13,273
Equity income in unconsolidated investees, net				(570)
Interest expense				2,802
Other non-operating items				2,657
Operating income (loss) (GAAP basis)	$74,125	$—	$(35,612)	$38,513
Early retirement program	20,149	—	3,559	23,708
Severance related charges	4,799	—	—	4,799
Facility consolidation and asset impairment charges	26,289	—	—	26,289
Other items	9,266	—	—	9,266
Depreciation	20,499	—	1,740	22,239
Amortization	1,533	—	—	1,533
Adjusted EBITDA (non-GAAP basis)	$156,660	$—	$(30,313)	$126,347

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5 (continued)

	Twelve months ended Dec. 25, 2016
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (GAAP basis)				$52,710
Provision for income taxes				13,718
Equity income in unconsolidated investees, net				(1,519)
Interest expense				12,791
Other non-operating items				1,388
Operating income (loss) (GAAP basis)	$241,059	$(18,728)	$(143,243)	$79,088
Early retirement program	837	—	—	837
Severance related charges	41,963	640	86	42,689
Acquisition related items	777	—	31,906	32,683
Facility consolidation and asset impairment charges	58,171	—	—	58,171
Other items	1,860	—	1,321	3,181
Depreciation	99,004	3,462	15,626	118,092
Amortization	6,098	8,774	—	14,872
Adjusted EBITDA (non-GAAP basis)	$449,769	$(5,852)	$(94,304)	$349,613

	Twelve months ended Dec. 27, 2015
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (GAAP basis)				$146,091
Provision for income taxes				47,884
Equity income in unconsolidated investees, net				(11,981)
Interest expense				4,562
Other non-operating items				(17,125)
Operating income (loss) (GAAP basis)	$256,592	$—	$(87,161)	$169,431
Early retirement program	36,772	—	5,309	42,081
Severance related charges	30,185	—	—	30,185
Facility consolidation and asset impairment charges	34,278	—	—	34,278
Other items	7,988	—	—	7,988
Depreciation	91,548	—	4,368	95,916
Amortization	11,636	—	—	11,636
Adjusted EBITDA (non-GAAP basis)	$468,999	$—	$(77,484)	$391,515

NON-GAAP FINANCIAL INFORMATION ADJUSTED DILUTED EPS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 6

	Three months ended		Twelve months ended
	Dec. 25, 2016	Dec. 27, 2015	Dec. 25, 2016	Dec. 27, 2015

Early retirement program	$—	$24,808	$837	$43,181
Severance related charges	16,695	4,799	42,689	30,185
Acquisition related items	3,628	1,628	32,683	(17,971)
Facility consolidation and asset impairment charges	30,193	26,197	64,504	34,186
Other items	3,060	9,266	1,860	7,988
Pretax impact	53,576	66,698	142,573	97,569
Income tax impact of above items	(20,196)	(24,236)	(50,609)	(34,573)
Impact of items affecting comparability on net income	$33,380	$42,462	$91,964	$62,996

Net income (GAAP basis)	$24,594	$20,351	$52,710	$146,091
Impact of items affecting comparability on net income	33,380	42,462	91,964	62,996
Adjusted net income (non-GAAP basis)	$57,974	$62,813	$144,674	$209,087

Earnings per share - diluted (GAAP basis)	$0.21	$0.17	$0.44	$1.25
Impact of items affecting comparability on net income	0.29	0.36	0.78	0.54
Adjusted earnings per share - diluted (non-GAAP basis)	$0.50	$0.53	$1.22	$1.79

Diluted weighted average number of common shares outstanding	117,053	118,694	118,625	116,695

NON-GAAP FINANCIAL INFORMATION FREE CASH FLOW Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 7

	Three months ended Dec. 25, 2016	Twelve months ended Dec. 25, 2016

Net cash flow from operating activities (GAAP basis)	$53,005	$158,221
Capital expenditures	(15,047)	(60,048)
Free cash flow (non-GAAP basis)	$37,958	$98,173